Trailmark Series Trust 40-17G

Exhibit 99.2

SECRETARY’S CERTIFICATE

I, Jaclyn Reed, Secretary of Trailmark Series Trust (the “Trust”), a Delaware statutory trust, hereby duly certify and attest that the Board of Trustees of the Trust (the “Board”), including a majority of the Trustees who are not “interested persons” of the Trust, adopted the following resolutions at a meeting duly called and held on February 23, 2026, and that such resolutions have not been modified or rescinded since their adoption and are in fully force and effect as of the date hereof:

WHEREAS, the Board has determined that it is in the best interests of the Trust to obtain fidelity bond coverage covering the Trust against larceny and embezzlement by, among others, officers and employees of the Trust, in accordance with the requirements of Rule 17g-1 promulgated by the SEC under Section 17(g) of the 1940 Act, in such form and amounts which would cover gross assets in a range that would be appropriate for the Trust, such coverage to be bound from the date of effectiveness of the Trust’s registration with the SEC under the 1940 Act.

IT IS THEREFORE RESOLVED, that the Board authorizes the appropriate officers of the Trust to make any and all payments and to do any and all other acts, in the name of the Trust and the Trust’s Trustees and officers, as they or any of them, may determine to be necessary or appropriate in connection with obtaining a fidelity bond; and

FURTHER RESOLVED, that the Board authorizes the appropriate officers of the Trust to make any and all payments and to do any and all other acts, in the name of the Trust and the Trust’s Trustees and officers, as they or any of them, may determine to be necessary or appropriate in connection with obtaining a Trustees and Officers Errors and Omissions Liability Insurance Policy; and

FURTHER RESOLVED, that Board authorizes the proper officers of the Trust to take any actions and to execute any instruments which may be necessary or advisable to carry out the foregoing vote and the purpose and intent thereof.

IN WITNESS WHEREOF, I have executed this certificate this 1st day of June, 2026.

/s/ Jaclyn Reed__________________________

Jaclyn Reed

Secretary